Exhibit 23-a
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statement File Nos. 33-52635, 33-58409, 333-25569, 333-80945, 333-32416, 333-56806, 333-83498, 33-52637, 333-83420, 33-58407, 333-61488, 333-61490, 333-83418, 333-66169, 333-80943, 333-88669, 333-37898, 333-40354, 333-47656, 333-56356, 333-94977, 333-91972, 333-108245, and 333-108247 of our reports dated January 8, 2007, with respect to the consolidated financial statements and schedule of ADC Telecommunications, Inc. and subsidiaries, ADC Telecommunications, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ADC Telecommunications, Inc., included in this Annual Report (Form 10-K) for the year ended October 31, 2006.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
January 8, 2007